UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 31, 2008

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1999 Mt. Read Blvd, Bldg 3, Rochester, New York		14615
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On October 31, 2008, the company commenced an action in New York State Supreme Court, County of New York, Commercial Division against Ice Engineering, LLC seeking the total balance owed by Ice Engineering to the company pursuant to an agreement entered into by the parties, effective June 15, 2007, namely, $2,700,000. Under the agreement, in connection with Torvec’s assignment of the ice technology license to Ice Engineering, that company agreed to reimburse Torvec for approximately $3,500,000 Torvec previously had expended acquiring and maintaining the license. Ice Engineering has paid approximately $800,000 but is in arrears with respect to installments due June 1, 2008 and September 1, 2008 and apparently has repudiated its remaining payment obligations under the agreement.

Ice Engineering, LLC was formed by Dr. Victor Petrenko, its President and Chief Scientist, in cooperation with Dartmouth College, Hanover, New Hampshire, in order to take advantage of three field-of-use licenses granted by Dartmouth College. Ice Engineering has developed technology that affects the adhesion of ice to surfaces such as automobile glass, refrigeration units, and power lines in its laboratory facilities located on the Dartmouth College campus. Dr. Petrenko has long been acknowledged as a leading expert in ice physics and is Director of Dartmouth's Ice Physics and Technology Laboratory at the Thayer School of Engineering.

Torvec believes its claims are justified: Ice Engineering in cooperation with Dartmouth College has publicly stated that they believe the market for the ice technology is in the billions of dollars. Torvec simply seeks reimbursement for a portion of the amounts it expended to assist in the development of the technology as the parties agreed to by contract.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

November 3, 2008	By:	James Y. Gleasman

Name: James Y. Gleasman
Title: CEO